Exhibit (a)(5)(D)

Contact

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group, Inc. Announces Preliminary Results of Its

$120 Million Dutch Auction Tender Offer

MIAMI, FL – December 9, 2022 – The Hackett Group, Inc. (NASDAQ: HCKT) (“Hackett” or the “Company”), a leading benchmarking, research advisory and strategic consultancy firm that enables organizations to achieve Digital World Class™ performance, today announced the preliminary results of its modified “Dutch auction” tender offer (the “Offer”) to purchase up to $120 million in value of its common stock, par value $0.001 per share (the “Common Stock”), which expired at 12:00 midnight, New York City time, at the end of the day on December 8, 2022.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Offer, a total of 4,889,815 shares of Hackett’s Common Stock were properly tendered and not properly withdrawn at or below the purchase price of $23.50 per share, including shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the Offer, and based on the preliminary count by the depositary, Hackett expects to accept for purchase 4,889,815 shares of its Common Stock at a purchase price of $23.50 per share, for an aggregate cost of approximately $114.9 million, excluding fees and expenses relating to the Offer. As Hackett expects to accept for purchase all of the shares which were properly tendered and not properly withdrawn at a price at or below $23.50, there is no proration factor. The 4,889,815 shares expected to be purchased in the Offer represent approximately 15.4 percent of Hackett’s currently issued and outstanding shares of Common Stock.

The number of shares expected to be purchased is preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the Offer will occur promptly thereafter.

Questions regarding the tender offer may be directed to BofA Securities, Inc. at (888) 803-9655 or to Georgeson LLC at (888) 680-1528.

About The Hackett Group, Inc.

The Hackett Group, Inc. (NASDAQ: HCKT) is a leading benchmarking, research advisory and strategic consultancy firm that enables organizations to achieve Digital World Class™ performance.

Drawing upon our unparalleled intellectual property from nearly 20,000 benchmark studies and our Hackett-Certified® best practices repository from the world’s leading businesses – including 97% of the Dow Jones Industrials, 94% of the Fortune 100, 70% of the DAX 30 and 51% of the FTSE 100 – captured through our leading benchmarking platform, Quantum Leap® and our Digital Transformation Platform, we accelerate digital transformations, including enterprise cloud implementations.

More information on The Hackett Group, Inc. is available at: www.thehackettgroup.com, info@thehackettgroup.com, or by calling (770) 225-3600.

The Hackett Group, quadrant logo, World Class Defined and Enabled, Quantum Leap, Digital World Class and Hackett Excelleration Matrix are the registered marks of The Hackett Group.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements regarding the closing of the tender offer, the amount and the pricing of the tender offer, and other terms and conditions of the tender offer, that involve known and unknown risks, uncertainties and other factors that may cause actual results and other events to be materially different from those in the forward- looking statements. Factors that could impact such forward-looking statements include, among others, the impact of stock price volatility on the tender offer, the risk that the tender offer will not be completed on the terms described in this press release (including the purchase price and number of shares of Hackett common stock that Hackett expects to purchase pursuant to the tender offer) or at all, developments or changes in general economic or market conditions, developments or changes in the securities markets, developments or changes in our business, financial condition or cash flows, as well as other risks detailed in our Annual Report on Form 10-K for the most recent fiscal year as filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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